Exhibit 10.1

SETTLEMENT AND VOTING AGREEMENT

This settlement and voting agreement (this “Agreement”) is entered into this 26th day of February, 2009, by and between Optionable, Inc., a Delaware corporation, (“Optionable”) and Mark Nordlicht (“Mr. Nordlicht”).

WHEREAS, Mr. Nordlicht holds a Promissory Note dated March 22, 2004 (the “Original Note”);

WHEREAS, the Original Note is due and payable in full on March 22, 2014, and on the date of this Agreement was neither payable nor in default;

WHEREAS, as of the date hereof, the outstanding balance of the Original Note is $5,044,509.90.

WHEREAS, as of the date hereof, Mr. Nordlicht holds 8,190,150 shares of common stock of Optionable (the “Shares”);

WHEREAS, Mr. Nordlicht desires a prepayment of the Original Note;

WHEREAS, as a condition to its willingness to prepay the Original Note, Optionable has required Mr. Nordlicht to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the parties hereto hereby agree as follows:

1.	Representations of Mr. Nordlicht

(a)           As of the date hereof, Mr. Nordlicht is the record and beneficial owner of the Shares. For purposes of this Agreement, the term beneficial owner shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations promulgated thereunder.

(b)           As of the date hereof, Mr. Nordlicht is not the record or beneficial owner of any common stock of Optionable other than the Shares.

(c)           Other than as expressly required or permitted by this Agreement and that certain Investor Rights Agreement, dated as of April 10, 2007, by and among Optionable, NYMEX Holdings, Inc., and Mr. Nordlicht, Edward O’Connor and Kevin Cassidy (the “NYMEX Agreement”), the Shares are free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Shares in any such case that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Mr. Nordlicht to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Shares other than this Agreement.

(d)           Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Mr. Nordlicht will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or will result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, contract, agreement or instrument to which Mr. Nordlicht or any entity which holds the Shares is a party or by which he/it or his/its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, or require the consent of any person or entity which, in each of the foregoing cases, would have any material adverse impact on Mr. Nordlicht’s ability to perform his obligations hereunder.

(e)           Mr. Nordlicht acknowledges his receipt of and his opportunity to review Optionable’s 2009 proxy statement and Optionable’s annual report to stockholders for the fiscal year ended December 31, 2008.

2.           Representations of Optionable

Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Optionable will (i) breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or will result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, contract, agreement or instrument to which Optionable is a party or by which it or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, or require the consent of any person or entity which, in each of the foregoing cases, would have any material adverse impact on Optionable’s ability to perform its obligations hereunder, or (ii) violate its certificate of incorporation, as amended, its by-laws, or any policy, procedure, charter or code of Optionable.

3.           Termination of the Original Note

(a)           Simultaneously with the execution and delivery of this Agreement, including attached Annex B, Optionable is paying to Mr. Nordlicht a cash payment equal to $2,575,000 (the “Settlement Payment”), of which $2,500,000 shall be for settlement of the Original Note and $75,000 shall be in payment of the Transaction Shares.

(b)           Upon the payment of the Settlement Payment, the Original Note shall be deemed cancelled and paid in full.

(c)           Upon the payment of the Settlement Payment, Mr. Nordlicht acknowledges and agrees that, as of the date hereof, he is not owed any money from Optionable other than the reimbursement of legal fees in connection with litigation against Mr. Nordlicht in his former capacity as an officer or director of Optionable to the extent permitted under Optionable’s amended and restated by-laws, certificate of incorporation, as amended, and applicable law.

4.      Transfer of Certain Shares

(a)           Simultaneously with the execution and delivery of this Agreement, Mr. Nordlicht shall transfer and deliver to Optionable half the number of Shares (the “Transaction Shares”) in the form of one or more stock certificates duly endorsed in blank or accompanied by a duly executed stock power (and Optionable shall promptly cause a new stock certificate to be issued to Mr. Nordlicht for the balance of any excess shares).

(b)           Except as expressly permitted in this Agreement, Mr. Nordlicht covenants and agrees that from the date of this Agreement through August 26, 2010 (such period, the “Proxy Period”), Mr. Nordlicht shall not directly or indirectly:

(i)           transfer (which term shall include, without limitation, any sale, gift, pledge, transfer, encumbrance or other form of disposition of any kind or nature whatsoever), without the prior written consent of Optionable, any of the Shares except for a transfer in connection with a transaction in which control of more than 50 percent of Optionable’s voting shares are acquired (including by merger) by an independent third party;

(ii)           purchase, receive or obtain any shares, options, warrants or swaps  in Optionable or any instrument that entitles Mr. Nordlicht to have a voting interest in Optionable’s shares; or

(iii)           take any other action which would make any representations of Mr. Nordlicht contained herein untrue or incorrect or have the effect of preventing or disabling Mr. Nordlicht from performing his obligations under this Agreement.

5.      Voting Agreement

(a)           During the Proxy Period, Mr. Nordlicht covenants and agrees to:

(i)           at any and all meetings of stockholders of Optionable, or at any adjournment thereof, and at any time that stockholders of Optionable are requested to vote their shares through the execution of an action by written consent, Mr. Nordlicht shall vote, or cause to be voted, all shares entitled to be voted by or on behalf of Mr. Nordlicht, including shares beneficially owned or controlled by Mr. Nordlicht, at the time of the vote (all such shares, the “Covered Shares”) in such manner directed by Optionable’s board of directors, in the sole and absolute discretion of Optionable’s board of directors, including without limitation to elect individuals to Optionable’s board of directors;

(ii)           deliver to Optionable upon request an irrevocable proxy, substantially in the form of Annex A, authorizing the individual(s) designated by Optionable’s board of directors to be the proxy or proxies for the Covered Shares and authorizing the Covered Shares to be voted in such manner directed by Optionable’s board of directors, in the sole and absolute discretion of Optionable’s board of directors, including without limitation to elect individuals to Optionable’s board of directors;

(iii)           execute a written consent with respect to the Covered Shares, if stockholders of Optionable are requested to vote their shares through the execution of an action by written consent, in such manner directed by Optionable’s board of directors, in the sole and absolute discretion of Optionable’s board of directors, including without limitation to elect individuals to Optionable’s board of directors; and

(iv)           appear (in person or by proxy) at any annual or special meeting of the stockholders of Optionable for the purpose of obtaining a quorum.

(b)           Notwithstanding anything to the contrary in the foregoing, Mr. Nordlicht agrees to vote all Covered Shares for all of the nominees of Optionable’s board of directors at Optionable’s annual meeting of stockholders on March 31, 2009 by granting an irrevocable proxy to Mr. Peter J. Walsh and Mr. Arthur B. Crozier, and each of them, and to any designee, if any, so appointed by Optionable’s board of directors. Simultaneously with the execution and delivery of this Agreement, Mr. Nordlicht shall execute and deliver the irrevocable proxy attached as Annex B.

(c)           Except as expressly permitted in this Agreement, Mr. Nordlicht covenants and agrees that during the Proxy Period, Mr. Nordlicht shall not directly or indirectly:

(i)           grant any proxy, right, power of attorney or other authorization with respect to any of the Covered Shares;

(ii)           enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Covered Shares;

(iii)           permit any Covered Shares to become subject to any pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements other than the NYMEX Agreement;

(iv)           solicit or obtain, directly or indirectly, any proxies, power of attorney or other authorization in or with respect to any shares in Optionable;

(v)           directly or indirectly, enter into any arrangement or agreement including, without limitation, a voting agreement, options or swaps with respect to any shares in Optionable; or

(vi)           propose or support an opposing slate of nominees or any individual nominee for Optionable’s board of directors or encourage any person, group or any entity to do so.

(d)           For the avoidance of doubt, Mr. Nordlicht’s obligations, covenants and representations under this Agreement are not contingent upon Mr. Nordlicht’s receipt of a proxy statement, an annual report or any similar documents.

6.      Power of Attorney

Mr. Nordlicht hereby grants to and appoints the designee(s) of Optionable’s board of directors, or such other person as Optionable’s board of directors may designate from time to time, as Mr. Nordlicht’s attorney-in-fact (with full power of substitution), for and in the name, place and stead of Mr. Nordlicht during the Proxy Period, to vote all Covered Shares at any meeting of the stockholders of Optionable, or at any adjournment thereof or in any circumstances upon which a vote, agreement, written consent or other approval is sought. Mr. Nordlicht hereby authorizes and expressly instructs the designee(s) of Optionable’s board of directors, or such other person as Optionable’s board of directors may designate from time to time, to take all necessary actions and execute and deliver all documents and proxies deemed necessary and appropriate by Optionable’s board of directors to effectuate the matters in the foregoing sentence during the Proxy Period.

7.      Intervening Factors and Breach of Contract

(a)           In case of rescission of all or substantially all of the Settlement Payment for any reason other than a material breach of this Agreement by Mr. Nordlicht (a “Rescission”), Optionable covenants and agrees to hold a special meeting of stockholders (the “Special Meeting”) within 90 to 120 days of the rescission of the Settlement Payment for the purpose of electing new members of Optionable’s board of directors. In the event of a Rescission, all obligations of Mr. Nordlicht under Sections 4, 5 and 6 shall be rescinded in full and, at the option of Mr. Nordlicht, (i) the Original Note shall be reinstated in full, and all the terms and conditions of the Original Note shall be in full force and effect, (ii) the release granted herein by Mr. Nordlicht to the Optionable Parties and the provisions of Section 3(c) shall be void ab initio and of no force and effect, (iii) Mr. Nordlicht shall have the right to pursue any and all of his rights and/or remedies under applicable law or equity regarding, without limitation, the Original Note, and (iv) Optionable shall reissue to Mr. Nordlicht a number of shares equal to the Transaction Shares in exchange for payment of $75,000 (to the extent not repaid as a result of the Rescission).

(b)           In case of Rescission, Optionable further covenants and agrees that it will cause its board of directors to promptly elect at least one designee so appointed by Mr. Nordlicht to serve as an interim director of Optionable until the Special Meeting. Notwithstanding anything to the contrary in the foregoing sentence, the parties hereto agree that nothing in this Agreement obligates Optionable’s board of directors to nominate such or any other designee of Mr. Nordlicht to Optionable’s board of directors at the Special Meeting or during any other election by Optionable’s stockholders.

(c)           Subject to the provisions of this paragraph (c), the parties hereto agree that the Settlement Payment will be rescinded if Optionable receives any written instructions to rescind all or substantially all of the Settlement Payment from a governmental body or a regulatory agency, including, but not limited to, the Securities and Exchange Commission, the Department of Justice and the Commodity Futures Trading Commission, or an order from a judicial authority or a court of competent jurisdiction demanding a Rescission  or demanding a payment to a third party who objected to the Settlement Payment (any of the foregoing, an “Intervening Act”).  In the event of an Intervening Act, Optionable shall provide Mr. Nordlicht with prompt notice, and Optionable shall reasonably cooperate to afford Mr. Nordlicht, at his sole cost and expense, the opportunity to expeditiously satisfy the governmental body or regulatory agency that rescission of the Settlement Payment is not required.  If Mr. Nordlicht is not successful in expeditiously satisfying the governmental body or regulatory agency, Mr. Nordlicht covenants and agrees that he will promptly deliver the Settlement Payment to Optionable in immediately available funds.  In the event of a rescission under this paragraph (c), the provisions of paragraphs (a) and (b) of this Section 7 shall apply.

(d)           Mr. Nordlicht agrees that the Settlement Payment will be rescinded in the event that any of the terms in Section 3, Section 4, Section 5 and Section 6 of this Agreement are found to be unenforceable under, or in contravention of, any law or regulation, in each case which would materially adversely affect Optionable’s rights under this Agreement. Mr. Nordlicht further agrees that the Settlement Payment will be rescinded in the event of a material breach of this Agreement by or on behalf of Mr. Nordlicht, including but not limited to any breach of the terms in Section 3, Section 4, Section 5 and Section 6 of this Agreement, in each case which would materially adversely affect Optionable’s rights under this Agreement. Mr. Nordlicht covenants and agrees that he, upon receiving notice from Optionable of the occurrence of any of the foregoing event discussed in this paragraph (d), will promptly deliver the Settlement Payment to Optionable in immediately available funds.  In the event of a rescission under this paragraph (d), the provisions of paragraphs (a) and (b) of this Section 7 shall apply.

(e)           For the avoidance of doubt, a Rescission as defined in paragraph (a) above also shall be triggered when both of the following occur: (i) Optionable is subject to any insolvency proceedings of any nature, whether voluntary or involuntary, and (ii) Mr. Nordlicht is required to refund or return or otherwise is held liable for all or substantially all of the Settlement Payment to Optionable.

8.      SEC Filings.

Promptly after the execution and delivery of this Agreement, each of the parties hereto shall file all the schedules or amendments to schedules with the SEC as may be required in connection with this Agreement and the transactions effected hereby.

9.      Release of Claims relating to the Transaction Shares and the Original Note; Indemnification by Optionable.

(a)           Mr. Nordlicht hereby irrevocably and unconditionally releases and forever discharges Optionable and each of Optionable’s directors, officers, employees, stockholders, agents, attorneys and representatives (collectively, the “Optionable Parties”) from any and all manner of action, claims, suits, causes of action, rights, dues, accounts, bonds, bills, debts, sums of money, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, liabilities, losses, costs, expenses, reimbursements, indemnities, executions, judgments and demands whatsoever, in law, admiralty, or equity which Mr. Nordlicht ever had, now has, or hereafter can, shall or may have against any of the Optionable Parties, whether or not now known, for, upon, or by reason of any matter, cause, or thing whatsoever related to the transfer of the Transaction Shares under this Agreement (including if the future value thereof far exceeds the market value on the date hereof) or the Original Note, but excluding only those obligations of Optionable under this Agreement (the "Nordlicht Released Claims”). Mr. Nordlicht hereby covenants not to commence, prosecute, pursue or give any aid in connection with any action or proceeding against any of the Optionable Parties with respect to any of the Nordlicht Released Claims.

(b)           Nothing in this Agreement precludes Mr. Nordlicht from seeking from Optionable full indemnification, including the reimbursement of legal fees in connection with litigation against Mr. Nordlicht in his former capacity as an officer or director of Optionable to the extent permitted under Optionable’s amended and restated by-laws, certificate of incorporation, as amended, and applicable law. Optionable will not amend (and represents that it has not amended), directly or indirectly, the indemnification provisions of the amended and restated by-laws and certificate of incorporation, as amended (as filed with the SEC on December 22, 2004 as exhibits 3(i) and 3(ii) to its registration statement on Form SB-2), in any way that would adversely affect Mr. Nordlicht’s rights to indemnification.

(c)           Simultaneously with the execution and delivery of this Agreement, Optionable is paying to Mr. Nordlicht a cash payment equal to $97,906.93 for the reimbursement of legal fees through December 31, 2008 in connection with litigation against Mr. Nordlicht in his former capacity as an officer or director of Optionable.

MR. NORDLICHT EXPRESSLY ACKNOWLEDGES THAT THE CONSIDERATION SET FORTH HEREIN CONSTITUTES ADEQUATE AND SUFFICIENT CONSIDERATION FOR THE FOREGOING RELEASE.

10.           Specific Performance.

Each party to this Agreement acknowledges that it will be impossible to measure in money the damages under this Agreement of a party if the other party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the party other than the failing party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the party other than the failing party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

11.            Enforcement and Litigation Expenses.

(a)           In the event that any of the Optionable Parties prevails in a litigation initiated to remedy Mr. Nordlicht’s breach of any of the terms of this Agreement, Mr. Nordlicht agrees to reimburse Optionable for all losses, costs, damages, fees and expenses resulting therefrom, including attorney’s fees.

(b)           In the event that Mr. Nordlicht prevails in a litigation initiated to remedy Optionable’s breach of any of the terms of this Agreement, Optionable agrees to reimburse Mr. Nordlicht for all losses, costs, damages, fees and expenses resulting therefrom, including attorney’s fees.

12.           Wire Instructions

All payments to Mr. Nordlicht required under this Agreement shall be by bank check or wire transfer of immediately available funds. If by wire transfer, then to:

13.           Non-disparagement.

(a)           Each party agrees not to disclose or cause to be disclosed any negative, adverse or derogatory comment or information about any of the other party unless any of the parties are engaged in a proxy contest or are soliciting proxies in opposition to the other.

(b)           Optionable agrees to provide Mr. Nordlicht or his counsel the opportunity to review any public announcement with respect to this Agreement by means of a press release, in a Form 8-K or otherwise. Mr. Nordlicht agrees that Optionable’s writing, filing and release of any such public announcement shall be made at Optionable’s sole discretion. For the avoidance of doubt, Optionable does not need to obtain Mr. Nordlicht’s or his counsel’s consent to write, file and release any public announcement.

14.            Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses or facsimile number (or at such other address or number for a party as shall be specified by like notice):

(a) If to Optionable:

Optionable, Inc.
95 Croton Avenue, Suite 32
Ossining, New York 10562
Attention: Thomas F. Burchill

With a copy to (which shall not constitute notice):

McCormick & O’Brien
42 West 38th Street
Seventh Floor
New York, NY 10018
Attention: Charles F. McCormick
Facsimile No.: (212) 504-9574

(b) If to Mr. Nordlicht:

With a copy to (which shall not constitute notice):

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178-0061
Atttention:  Jeffrey N. Ostrager
Facsimile No.: (212) 697-1559

15.            Governing Law.

This Agreement is executed and delivered within the State of New York and it is expressly agreed that it shall be construed in accordance with the laws of the State of New York.

16.           Severability.

Except as expressly stated otherwise in this Agreement, this Agreement shall be deemed severable; the invalidity or unenforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties, except as expressly stated otherwise in this Agreement., shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

17.            Entire Agreement and Modification.

This Agreement sets forth the entire agreement and understanding between the parties and may not be orally changed, altered, modified or amended in any respect.  To effect any change, modification, alteration or amendment, the same must be in writing signed by both parties hereto expressly indicating that such writing is intended to be a change, alteration, modification or amendment to this Agreement.

18.            Successors, Assigns.

This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, and their respective Related Parties.  None of the parties hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties and any such attempted assignment shall be void and of no force or effect.

19.            Headings.

All section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.           Counterparts.

This Agreement may be executed in separate original or facsimile counterparts, all of which shall be considered on and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

21.           Representation by Counsel.

EACH PARTY HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT INCLUDING THE WAIVER OF CLAIMS AGAINST EACH OTHER.   EACH PARTY HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH ITS ENTERING INTO THIS AGREEMENT.  NO PARTY HAS RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH PARTY SHALL BEAR AND PAY ALL LEGAL COSTS AND EXPENSES INCURRED BY THEM OR ON THEIR BEHALF IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT AND THE EXECUTION AND COMPLETION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

22.           Further Assurances and Representations.

(a) Each of the parties hereto represents that he or it has all requisite power and authority (or capacity) necessary to execute and deliver this Agreement and to consummate the transactions contemplated herein.

(b) Optionable hereby represents that the execution, delivery and performance by Optionable of this Agreement have been duly authorized by all necessary corporate actions on the part of Optionable.

(c) Each of the parties hereby represents that this Agreement has been duly executed and delivered by such party and this Agreement constitutes a valid and binding agreement by such party against the other party in accordance with its terms.

(d) Each party shall, at any time and from time to time after the date of this Agreement, upon the request of the other party, do, execute, acknowledge and deliver and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to effect and confirm the agreements contained herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OPTIONABLE, INC.

By: /s/ Thomas F. Burchill

Thomas F. Burchill
President and Chief Executive Officer

MARK NORDLICHT

By: /s/ Mark Nordlicht

Mark Nordlicht

[Settlement and Voting Agreement Signature Page]

ANNEX A

FORM OF IRREVOCABLE PROXY

Mr. Mark Nordlicht (“Mr. Nordlicht”) is a party to the Settlement and Voting Agreement, dated February 26, 2009 (the “Agreement”), by and between Mr. Mark Nordlicht and Optionable, Inc. a Delaware corporation (“Optionable”).

Mr. Nordlicht hereby revokes any proxies previously granted with respect to any Covered Shares (as defined in the Agreement) and appoints the individual(s) designated by the board of directors of Optionable as attorney-in-fact and proxy of Mr. Nordlicht to attend any and all meetings of stockholders of Optionable (or any adjournment or postponement thereof) and to vote all Covered Shares in accordance with the terms of the Agreement, whether at a meeting of stockholders or through the execution of an action by written consent.

This proxy has been granted pursuant to the Agreement and is irrevocable during the Proxy Period (as defined in the Agreement).

Dated: [*]

MARK NORDLICHT

By ________________________
Mark Nordlicht

ANNEX B

OPTIONABLE, INC.

IRREVOCABLE PROXY
FOR ANNUAL MEETING OF STOCKHOLDERS-MARCH 31, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned is a party to the Settlement and Voting Agreement, dated February 26, 2009 (the “Agreement”), by and between the undersigned and Optionable, Inc., a Delaware corporation (“Optionable”).

The undersigned hereby appoints Peter J. Walsh and Arthur B. Crozier, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Optionable held by the undersigned at the annual meeting of stockholders of Optionable. to be held on March 31, 2009 (the “Annual Meeting”) at 95 Croton Avenue, Suite 32, Ossining, New York, or at any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies hereto previously given and acknowledges his receipt of and his opportunity to review Optionable’s 2009 proxy statement and notice of the Annual Meeting, dated February 18, 2009, and Optionable’s 2008 annual report.

This proxy has been granted pursuant to the Agreement and is irrevocable.

This proxy, when properly executed and returned, will be voted in the manner directed below by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted for all the nominees for director in proposal 1. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of Optionable recommends a vote “for” all of the nominees below.

Proposal 1: Election of Directors

	For	Withhold

01 - Marc-Andre Boisseau	☒	☐

02 - Thomas F. Burchill	☒	☐

03 - Edward O’Connor	☒	☐

04 - Andrew Samaan	☒	☐

Date:  February 26, 2009

MARK NORDLICHT

By: __________________________
Mark Nordlicht